Exhibit 99.1

SCIO Announces Technological Breakthrough, Doubling Production to Meet Demand

GREENVILLE, SC, April 11, 2014 /CNW/ — Scio Diamond Technology Corporation (OTCQB: SCIO) (“Scio” or the Company”) today announced a significant technological breakthrough in its new 4” Diamond Growth Technology.  The 4” Diamond Growth Technology produces Type IIa, Single Crystal CVD Diamonds and will increase the production platform for all of SCIO’s product lines.  This important milestone is a critical step in meeting demand in both the gemstone and industrial diamond markets.  Type IIa, Single Crystal CVD Diamonds are the rarest kind of diamond and occur naturally in the earth.  They are mined primarily in sub-Saharan Africa.  SCIO lab-grown diamonds offers the highest quality diamonds, a predictable supply profile and an ethical alternative to “Conflict Diamonds” mined in the developing world.

Today’s announcement marks a acceleration in SCIO’s production plan, now running 6-months ahead of schedule.  The 4” production platform improves on the 3” platform and enables the Company to produce over 100 crystals per machine.  This is a near doubling of SCIO’s already industry-leading capacity but with minimal increase in cost.

Michael McMahon, SCIO’s CEO commented, “Since we started our operations in July 2012 using our 3” technology, we have known that we would have to continue to improve our production capability and yield to be competitive.” Mr. McMahon continued, “Scio’s goal remains to be the highest volume producer of Type IIa Single Crystal CVD diamonds in the world.  This is another key step in achieving that vision SCIO can now meet growing demand from existing customers, increase revenues and, importantly, create new customer opportunities.”

About Scio

Scio employs a patent-protected chemical vapor deposition process to produce high-quality, single-crystal diamonds in a controlled laboratory setting.  These are known as “lab-grown” diamonds. Lab-grown diamonds have chemical, physical and optical properties identical to “earth-mined” diamonds. The Company’s manufacturing process produces high-quality, high-purity, single-crystal colorless, near colorless and fancy colored diamonds.

Scio’s technology offers the flexibility to produce lab-grown diamond in size, color and quality combinations that are rare in earth-mined diamond.  Additionally, Scio is capable of producing diamond that has the structural, optical and electronic characteristics for industrial, medical and semiconductor applications.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Scio to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “may,” “will,” “should,” “could,” “would,” “forecast,” “potential,” “continue,” “contemplate,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “or “project” or the negative of these words or other variations on these words or comparable terminology. These forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that these projections included in these forward-looking statements will come to pass. Actual results of the company could differ materially from those expressed or implied by the forward-looking statements as a result of various factors. Except as required by applicable laws, the Company has no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

SOURCE: Scio Diamond

For further information:  Contact Scio Diamond Technology Corporation Michael McMahon at mmcmahon@sciodiamond.com